Exhibit 10.1

LETTER OF INTENT

Pure Mobility International Inc.
1300, 55th Avenue, Suite 400
Lane, Québec - H8T 3J8
Canada

Marc Desparois
President & Chief Executive Officer

Re:	Proposal for the Purchase of Pure Mobility International Inc. and Pure Mobility Canada Inc. by Alpine 4 Automotive Technologies, Ltd

Dear Marc,

This letter of September 19th, 2014, outlines the proposal by Alpine 4 Automotive Technologies, Ltd. (AATL) to Pure Mobility International Inc. (PMI) for the purchase by AATL of PMI common and preferred stock comprising 100% of the then issued and outstanding shares of the PMI common and preferred stock on the following terms and conditions.

1.
Stock Purchase Agreement.  It is hereby proposed that PMI sell and AATL purchase shares of PMI common stock in an amount that following Closing comprises 100% of the then issued and outstanding shares of PMI common stock (the "Shares").  As consideration for the Shares, AATL shall grant the current owners of PMI at the time of closing eight (8) million restricted Common Shares of AATL to be valued at sixty five (.65) cents per share. * It also may be determined that an Asset Purchase Agreement is more preferable to AATL and in that event then AATL shall purchase 100% of the assets of PMI in exchange for shares listed above and this LOI shall constitute the desire of AATL and PMI to pursue an Asset Purchase Agreement instead of a Stock Purchase Agreement:

2.
Purchasers Intent:  It is the intent of AATL to purchase PMI, its licensing assets, territories and inventory, and combine PMI’s technology into AATL’s holding of technologies to be used to enhance AATL market position and increase shareholder value.   Further it is the intent of AATL that, once its stock is trading and has the wherewithal to provide infrastructure capital, AATL shall provide the funding required to meet PMI’s capital needs for the Turks and Caicos project, and other projects to be determined by the management team of PMI and AATL (which for the purpose of managing PMI issues shall be Kent Wilson, Richie Battaglini, Marc Desparois and Pablo  Nieto).

3.
Asset & Liability Identification:   PMI agrees that the inventory assets listed in the addendum A will be transferred to AATL, including but not limited to all Distributor Agreements, Contracts, MOU’s, LOI’s, Accounts Receivables, Equipment and Inventory which are listed in Addendum A.    It is further agreed that PMI must incorporate the assets of Pure Mobility Canada and deliver to PMI a clean transfer of those assets for this LOI to be furthered into a Definitive Agreement for AATL to purchase PMI. AATL understands that some of the inventory listed in Addendum A is committed under contract to an installation and PMI is obligated to convey title when payment is received. AATL also understands that PMI also has the right to remove and reuse that inventory if the terms of the contract are not met. Further AATL understands that most of the inventory is located outside of the United States and AATL would incur the cost of shipping and duties to repatriate it.   AATL understands that PMI may have to pay off prior debt which shall total no more than $1mm USD and AATL shall explore ways with PMI to create a new class of shares such as preferred shares to satisfy that debt.  However, AATL shall not commit more than 500,000 of those class of shares to satisfy that debt.

4.
Materially Financial and Taxable Events:  AATL recognizes that PMI is a Canadian corporation. As such it is possible that Canadian and/or U.S. law may have a material financial and/or tax impact on this transaction due to laws and/or regulations of either or both countries. It is our desire to proceed with this transaction, if approved, in a manner beneficial to both parties. Therefore, once we agree to proceed and have the benefit of legal, financial and tax advice, we may mutually agree to modify the implementation of the final agreement so as to mitigate any such affect(s) on either or both parties.

5.
PMI Operations and Management Team:  It is the intent of AATL to wholly own PMI and utilize its technology for AATL’s purposes as well as the current direction PMI is taking.  AATL acknowledges that great effort has been put into PMI’s strategic direction and will expect the current management team to keep their current roles in the PMI division of AATL after the acquisition and to maintain the strategic efforts of PMI in place as employees at their respective positions in PMI.

6.
New Employment Agreements: New employment agreements with PMI or AATL shall be offered to the existing management team depending on input from AATL’s legal counsel but essentially under the same terms as those now granted to Mr. Battaglini and Mr. Wilson with regards to expense reimbursement and benefits such as vehicle allowance, housing allowance and health insurance.  Salaries shall be negotiated and should reflect the position held and profitability of PMI.  Both parties agree that AATL retains its right to direct PMI strategic direction and replace management as it sees fit.

7.
Future Financial Support of PMI:  It is expected that PMI shall produce an annual rolling budget with major contract support costs being represented.  Further, once AATL is trading, AATL will also support and help fund PMI’s annual budgetary needs and growth needs as well.

8.
Definitive Agreement:  Upon the acceptance of this letter by PMI, PMI and AATL will promptly negotiate, in good faith, the terms of a definitive Stock Purchase agreement (the "Definitive Agreement").  The Definitive Agreement will be in a form customary for transactions of this type and will include, in addition to those matters specifically set forth in this letter, customary representations, warranties, indemnities, covenants and agreements of PMI and AATL, as well as customary conditions of closing and other customary matters.

9.
Purchase Investigation:  AATL and PMI will promptly begin and diligently pursue a purchase investigation of the legal, business, environmental and financial condition each of the other.  PMI and AATL will extend their full cooperation to each other and their respective lawyers, accountants and other representatives in connection with such investigation.  AATL and PMI, their lawyers, accountants and other representatives shall have full access to each other's books and records, facilities, accountants and key employees for the purpose of conducting such purchase investigation.  The consummation of the transactions contemplated by this letter shall be conditional upon AATL's and PMI’s complete satisfaction with such purchase investigations.

10.	Public Announcements: As a result of this Letter, there shall be no public announcements unless agreed to by AATL.

11.
Filings and Applications:  Each party shall cooperate fully with the other party in furnishing any necessary information required in connection with the preparation, distribution and filing of any filings, applications and notices which may be required by federal, state and local governmental or regulatory agencies or stock exchanges in any jurisdiction.

12.
Conduct of Business by PMI:  Pending execution of the Definitive Agreement, PMI: (i) will conduct the business of PMI in the ordinary course, (ii) may issue new debt and stock to raise capital but must be preapproved by the BOD of AATL.  The total shares of AATL paid to the shareholders shall not exceed 8mm restricted common shares.  AATL shall open a new PPM at .50 cents per share to raise additional capital for PMI. AATL shall control these funds and distribute them as needed to PMI.   In the event that this LOI does not progress to a Definitive Agreement then such funds paid to the benefit of PMI on behalf of AATL shall be converted to preferred stock at .50 per share in PMI. (ii)  PMI will not dispose of any assets or take any action outside of the ordinary course of business or to service existing contracts with the Turks and Caicos that would have a material adverse effect on the value of the assets listed in Addendum A.

13.
Rollback Trigger:   Both AATL and PMI shall work to define and plan for a Rollback format in the event that either party cannot perform their duties.   This Rollback plan shall be defined and agreed to prior to acquisition of PMI by AATL.

14.
No-Shop Agreement:  PMI will not enter into any Definitive Agreement to sell or all or substantially all of its assets, until the date, if any, that the transactions contemplated by this letter have been terminated or abandoned by the parties in accordance with the terms of this letter or upon written permission by AATL provided that PMI or its third party representatives may continue to solicit offers for the sale of PMI to a third party and may enter into a non-binding Letter of Intent for the sale of PMI so long as such Letter of Intent is subject to the termination or abandonment of the transactions contemplated by this letter.

15.	Expenses: Each party will bear its own expenses and costs of the transactions contemplated hereby, including, but not limited to, the fees of attorneys and financial advisors.

16.
Confidentiality:  Except for the use of such information and documents in connection with the proposed transactions or as otherwise required by law or regulations, each party agrees to keep confidential any information obtained by it from the other party in connection with its investigations or otherwise in connection with these transactions and, if such transactions are not consummated, to return to the other party any documents and copies thereof received or obtained by it in connection with the proposed transactions.

17.	Governing Law: This letter of intent will be governed by Arizona law.

18.
Binding Effect; Termination:  Except for paragraphs 14 through 20 (inclusive), which are intended to be binding, the parties agree that this letter is not intended to be a binding agreement between the parties but merely an expression of their intent with regard to the transactions described herein, and each party covenants never to contend to the contrary.  The parties will use their best efforts to consummate the transactions herein contemplated on or prior to October 31st, 2014.

19.
Notices:  All notices and other communications hereunder shall be in writing and shall be furnished by hand delivery of registered or certified mail to the parties at the addresses set forth below.  Any such notice shall be duly given upon the date it is delivered to the addresses shown below, addressed as follows:

If to PMI:
Marc Desparois
President & CEO
mdesparois@puremobilityintl.com

If to AATL:
Kent B. Wilson
Chief Executive Officer
kwilson@alpine4.com

20.
Severability:  If any term, provision, covenant or restriction contained in this letter that is intended to be binding and enforceable is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this letter shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

If you agree to the foregoing, please return a signed copy of this letter to the undersigned no later than 5:00 p.m. (Eastern Standard Time) on September 25th, 2014 after which time this letter will expire if not so accepted

Sincerely yours,

On Behalf of Alpine 4 Automotive Technologies, Ltd.

By:_/s/ Kent Wilson_______________________________
    Kent B. Wilson

ACCEPTED AND AGREED to this 19th day of September, 2014 by:

Pure Mobility International Inc.

By:_/s/_____________________________
Pablo L. Nieto, Jr.
Chief Financial Officer